Exhibit 99.1


CabelTEL
International Corporation



For Immediate Release                                     Contact: Oscar Smith
                                                                   Gene Bertcher
                                                                   (972)407-8400


                       CABELTEL INTERNATIONAL CORPORATION
                       REPORTS FIRST QUARTER 2008 RESULTS

Dallas, Texas (Business Wire) May 15, 2008: CabelTel International Corporation (AMEX: GBR, "the Company"), a Dallas-based company with investments in a retirement center and oil and gas leases, today reported net income of $56,000 or $0.04 per share for the three months ended March 31, 2008, compared to a net loss of $427,000 or $0.43 per share for the same period in 2007.

For the three months ended March 31, 2008, the Company recorded revenues of $704,000 from its retirement property compared to $721,000 for the three months ended March 31, 2007. The Company's retirement property is fully occupied and it is anticipated that it will remain so during 2008.

For the three months ended March 31, 2008, operating expenses and lease expense at the retirement property were $551,000 as compared to $560,000 for the three months ended March 31, 2007.

For the three months ended March 31, 2008, corporate general & administrative expenses were $261,000 as compared to $209,000 for the three months ended March 31, 2007. The increase was due to increases in professional fees.

For the three months ended March 31, 2008, interest income was $52,000 compared to $29,000 for the three months ended March 31, 2007. The increase is due to the Company's increased investment in interest bearing notes.

The Company recorded interest expense for the three months ended March 31, 2008, of $162,000 as compared to no interest expense for the same period in 2007. A wholly owned subsidiary of the Company purchased leasehold interests in November 2007 in approximately 1,712 acres of land in the Fayetteville Shale area of Arkansas in exchange for a note with interest at 9.5% per annum.

Other income was $274,000 for the three months ended March 31, 2008, as compared to $65,000 for the same period in 2007. The increase was due to the collection of back interest from a mortgage bond receivable due to the sale of a property in August 2001. Because the mortgage bond was payable based on cash flow and profit of the property, the uncollected interest was not recorded until collected.

On May 9, 2008 the Company sold 4,110 acres of mineral interest leasehold rights in the Fayetteville Shale area of Arkansas to an unrelated third party. The sale of these interests resulted in the Company receiving net cash of approximately $16 million and recording an after tax gain of approximately $14.5 million.

According to Gene S. Bertcher, President and Chief Executive Officer, "The Company intends to continue to pursue opportunities to acquire existing oil and gas operations and or acquire mineral leasehold rights for the purpose of developing oil and gas operations in the future."

   Certain statements in this media release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. The words "estimate", "plan", "intend", "expect", "anticipate", "believe" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are found at various places throughout this release. CabelTel International Corporation disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Although we believe that our expectations are based upon reasonable assumptions, we can give no assurance that our goals will be achieved. Important factors that could cause our actual results to differ from estimates or projects contained in any forward-looking statements are described under ITEM 1A. RISK FACTORS in the Company's Form 10-K for the fiscal year ended December 31, 2008.

                       CabelTel International Corporation
                      Consolidated Statements of Operations
                  (amounts in thousands, except per share data)


                                                   For The Three Month
                                                       Period Ended
                                                        March 31,
                                                     2008       2007
                                                   -------    -------
                                                      (Unaudited)
Revenue
         Real estate operations                    $   704    $   721
                                                   -------    -------

Operating expenses
         Real estate operations                        315        320
         Lease expense                                 236        240
         Corporate general and administrative          261        209
                                                   -------    -------
                                                       812        769
                                                   -------    -------

         Operating loss                               (108)       (48)

Other income (expense)
         Interest income                                52         29
         Interest expense                             (162)      --
         Other income                                  274         65
                                                   -------    -------
                                                       164         94
                                                   -------    -------

         Net income from continuing operations          56         46
                                                   -------    -------

Discontinued operations
         Loss from operations                         --         (159)
         Provision for asset impairment               --         (314)
                                                   -------    -------
         Net loss on discontinued operations          --         (473)
                                                   -------    -------

Net income (loss) applicable to common shares           56    $  (427)
                                                   =======    =======

Net earnings (loss) per common share -
     basic and diluted
         Continuing operations                     $  0.04    $  0.04
         Discontinued operations                      --        (0.47)
                                                   -------    -------

         Net income (loss) per share               $  0.04    $ (0.43)
                                                   =======    =======
Weighted average of common and equivalent shares
     outstanding - basic and diluted                 1,133        987

                       CabelTel International Corporation
                           Consolidated Balance Sheets
                             (amounts in thousands)

                                                       March 31,   December 31,
Assets                                                   2008          2007
                                                      (Unaudited)
                                                        -------     -------

Current assets
      Cash and cash equivalents                         $    35     $   172
      Notes and interest receivable - related party       5,123       2,200
      Other current assets                                  291           8
                                                        -------     -------

               Total current assets                       5,449       2,380

Investment in mineral rights                              6,848       6,848

Property and equipment, at cost
      Land and improvements                                  20          20
      Buildings and improvements                            171         172
      Equipment and furnishings                             355         336
                                                        -------     -------
                                                            546         528

      Less accumulated depreciation                         406         397
                                                        -------     -------
                                                            140         131

Deferred tax asset                                          250         250

Other assets                                                196         177
                                                        -------     -------

Total Assets                                            $12,883     $ 9,786
                                                        =======     =======

                       CabelTel International Corporation
                     Consolidated Balance Sheets - continued
                  (amounts in thousands, except share amounts)

                                                         March 31,  December 31,
Liabilities and stockholders' equity                       2008        2007
                                                        (Unaudited)
                                                         --------    --------

Current liabilities
      Accounts payable - trade                           $     78    $     90
      Accrued expenses                                        251         175
                                                         --------    --------

               Total current liabilities                      329         265

Long-term debt - related party                              7,083       6,921

Other long-term liabilities                                   443         459
                                                         --------    --------

               Total liabilities                            7,855       7,645

Stockholders' equity
      Preferred stock, Series B                                 1           1
      Common stock $.01 par value; authorized,
               100,000,000 shares; 1,936,939 shares at
               March 31, 2008 and 986,939 shares at
               December 31, 2007 issued and outstanding        19          10
      Additional paid-in capital                           58,814      55,992
      Accumulated deficit                                 (53,806)    (53,862)
                                                         --------    --------

                                                            5,028       2,141
                                                         --------    --------

Total Liabilities and Equity                             $ 12,883    $  9,786
                                                         ========    ========